Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

NUMBER U-	UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [•]

PALOMA ACQUISITION CORP I

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE
REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE
ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT is the owner of Units of Paloma Acquisition Corp I, a Cayman Islands exempted company limited by shares (the “Company”), transferrable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), of the Company, and one-half of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder to purchase one Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (each a “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to [•], 2026, unless Jefferies LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of [•], 2026 (the “Warrant Agreement”), between the Company and Lucky Lucko, Inc. d/b/a Efficiency, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 415 Mission St., San Francisco, CA 94105, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory

Authorized Signatory

Paloma Acquisition Corp I

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of equity or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT— Custodian

(Cust) (Minor)

TEN ENT	—	as tenants by the entireties	Under Uniform Gifts to Minors Act

JT TEN	—	as joint tenants with right
of survivorship and not as
		tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

For value received,                                                           hereby sell, assign and transfer unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

As more fully described in, and subject to the terms and conditions described in, the Company’s final prospectus for its initial public offering dated                           , 2026 and the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time (“Articles”), the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the time period set forth in the Company’s Articles, or (ii) if the holder(s) properly redeem for cash his, her or its respective Ordinary Shares included in the Units represented by this certificate in connection with (x) a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination or (y) a shareholder vote to amend the Company’s Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Ordinary Shares if it does not consummate an initial Business Combination within the time period set forth in the Company’s Articles or (B) with respect to any other material provision relating to the rights of holders of Ordinary Shares, as the same may be amended from time to time. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.